Exhibit 3.1

STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on July 16, 2019. Brendan C. Huges Executive Deputy Secretary of State

RESTATED CERTIFICATE. OF INCORPORATION

OF

MOBIQUITY TECHNOLOGIES, INC.

Under Section 807 of the Business Corporation Law

1. The name of the corporation is MOBIQUITY TECHNOLOGIES, INC.

2. The original certificate of incorporation of the corporation was filed by the New York Department of State on the 26th day of March 1998 under the corporation's original name Ace Marketing & Promotions, Inc., and was amended thereafter prior to the date hereof.

3. The text of the Certificate of Incorporation is hereby amended as follows:(i) to correct the Certificate of Incorporation to revive the Series AA Preferred Stock, Series AAA Preferred Stock, Series AAAA Preferred Stock and Series C Preferred Stock which were unintentionally deleted by several prior Certificates of Amendment of the Certificate of Incorporation, and (ii) to change the post office address to which the secretary of state shall mail a copy of any process against the corporation served upon him. The text of the Certificate of Incorporation is hereby further amended as follows:

4. Section 502(c) of the Business Corporation Law provides for the Board of Directors to have the power to designate the relative rights, preferences and limitations of the shares of any Series which is not fixed in the Certificate of Incorporation, if the Certificate of Incorporation so provides . Section 803(b) of the Business Corporation Law provides for the Board of Directors to have the power to change the post office address to which the secretary of state shall mail a copy of any process against the corporation served upon him. In this respect, in accordance with the authority granted in the Corporation's Certificate of Incorporation, the amendment to the Certificate of Incorporation set forth in Section 3 above was authorized by the unanimous written consent of the Board of Directors of the corporation on June l 7, 2019 pursuant to Section 708(b) of the Business Corporation Law.

5. The text of the Certificate of Incorporation is hereby restated, as amended and changed in Section 3 above, in its entirety to read as set forth in full as follows:

CERTIFICATE OF INCORPORATION

FIRST:     The name of the corporation is MOBIQUJTY TECHNOLOGIES, INC.

SECOND:      The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the business Corporation Law of the State of New York, exclusive of any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:    The office of the corporation in the State of New York is to be located in the County of Nassau.

FOURTH:    The total number of shares of stock which the corporation shall have authority to issue is two billion and five million (2,005,000,000), of which two billion (200,000,000,000) shares, par value of one-tenth of a mil ($.0001) each, amounting in the aggregate to two hundred thousand ($200,000) dollars, shall be common stock and of which five million (5,000,000) shares, par value of one tenth of a mil ($.0001) each, amounting in the aggregate to five hundred ($500) dollars, shall be preferred stock. One million five hundred thousand (1,500,000) of the authorized shares of Preferred Stock are hereby designated "Series AA Preferred Stock." One Million two hundred fifty thousand (1,250,000) of the authorized shares of Preferred Stock are hereby designated "Series AAA Preferred Stock.'' One Thousand two hundred fifty (1,250) of the authorized shares of Preferred Stock are hereby designated "Series AAAA Preferred Stock." One Thousand five hundred (1,500) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock." Two (2) of the authorized shares of Preferred Stock are hereby designated "Class B Preferred Stock."

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The voting powers, designations, preferences and relative, participating optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock, in one or more series, shall be fixed by one or more resolutions providing for the issue of such stock adopted by the Corporation's board of directors, in accordance with the provisions of Section 502 of the Business Corporation Law of New York and the board of directors is expressly vested with authority to adopt one or more such resolutions.

The rights, preferences and limitations of the Series AA Preferred Stock, Series AAA Preferred Stock, Series AAAA Preferred Stock, Series C Preferred Stock and Class B Stock are as follows:

1.	Series AA Preferred Stock. (Originally designated by a Certificate of Amendment tiled on December 22, 2015. Share numbers referenced are as of such date)

a.	Optional Conversion into Common Stock. Each Share of Series AA Preferred Stock shall at the option of the holder become convertible into 50 shares of common stock of the Corporation, subject to appropriate adjustment by the Board of Directors as described herein.

b.	Voting. The Series AA Preferred Stock shall have no voting rights until converted into common stock, except as otherwise required by applicable state law.

c.	Dividends. The Series AA Preferred Stock shall have no dividend rights until converted into common stock, except as otherwise required by applicable state Jaw.

d.	Liquidation Preference. The Series AA Preferred Stock shall have no liquidation preference and shaJl be treated the same as a holder of common stock.

e.	Anti-Dilution. In the event of a stock split, stock dividend, combination, reclassification or the like (the "Corporate Event"), the Board of Directors of the Corporation shall make appropriate adjustment to the number of common stock into which the Series AA Preferred Stock shall convert to put the Series AA Preferred Shareholder in the same position as if the Series AA Preferred Stock were converted into common stock immediately before the Corporate Event took place. Also, if at any time between the filing date of the Certificate of Amendment that designated the Series AA Preferred Stock, filed on December 22, 2015, and December 31, 2016 the Corporation agrees to issue Series AA Preferred Stock Preferred Stock, Common Stock, Warrants or other rights or securities to acquire Common Stock at an offering price or conversion price less than $.20 per share of Common Stock (as appropriately adjusted for the consummation of a Corporate Event), then the number of shares of Common Stock to be issued to the. holders of Series AA Preferred Stock upon conversion shall be based upon the following formula; 10 divided by the price per share of Common Stock sold by the Corporation multiplied by the number of shares of Series AA Preferred Stock that are being converted. Specifically exempt from the anti-dilution protection provisions described above, is the conversion of any outstanding warrants or options of the Corporation which were issued prior to December 1, 2015.

2.	Series AAA Preferred Stock. (Originally designated by a Certificate of Amendment filed on March 2, 2017. Sha.re numbers referenced are as of such date.)

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a.	Optional Conversion into Common Stock. Each Preferred Share shall be, at the Option of the holder, convertible into 100 shares of Common Stock. Upon conversion of the Preferred Shares, the Subscriber shall also receive 100% warrant coverage with the Warrants (denominated as Class AAA Warrants) exercisable at $.05 per share through the close of business on December 31, 2019. The Class AAA Warrant,; shall have anti-dilution protection in the event of stock splits, stock dividend, combination, reclassification or the like. In such event, the board of directors shall make appropriate adjustment to the number of common shares into which the Class AAA Warrants shall be exercisable to put the Warrant holder in the same position as if the Class AAA Warrants were exercised into common shares immediately before the Corporate Event (as defined below) took place.

b.	Voting. The Preferred Shares shall have no voting rights until converted into Common Shares, except as otherwise required by applicable state law.

c.	Dividends. The Preferred Shares shall have no dividend rights until converted into Common Shares, except as otherwise required by applicable state law.

d.	Liquidation Preference. The Preferred Shares shall have no liquidation preference and shall be treated the same as a holder of Common Shares.

e.	Anti-Dilution. In the event of a stock split, stock dividend, combination, reclassification or the like· (the "Corporate Event"), the Board of Directors of the Company shall make appropriate adjustment to the number of Common Shares into which the Preferred Shares shall convert to put the Preferred Shareholder in the same position as if the Preferred Shares were converted into Common Shares immediately before the Corporate Event took place.

3.	Series AAAA Preferred Stock. (Originally designated by a Certificate of Amendment filed on September 20, 2018. Share numbers referenced are as of such date.)

a.	Optional Conversion into Common Stock. Each Preferred Share shall be,at the option of the holder, convertible into 100,000 shares of Common Stock. Upon conversion of the Preferred Shares, the Subscriber shall also receive 150% warrant coverage with the Warrants {denominated as Class AAAA Warrants) exercisable at $.12 per share through the close of business on the fifth anniversary of the conversion date. The Class AAAA Warrants shall have anti-dilution protection in. the event of stock splits, stock dividend, combination, reclassification or the like. In such event, the board of directors shall make appropriate adjustment to the number of common shares into which the Class AAAA Warrants shall be exercisable to put the Warrant holder in the same position as if the Class AAAA Warrants were exercised into common shares immediately before the Corporate Event (as defined below) took place.

b.	Voting. Each share of Series AAAA Preferred Stock shall have the voting rights equal to one hundred thousand (100,000) shares of Common Stock until converted into Common Stock, except as otherwise required by applicable state law.

c.	Dividends. The Preferred Shares shall have no dividend rights until converted into Common Shares, except as otherwise required by appHcable state law.

d.	Liquidation Preference. The Preferred Shares shall have no liquidation preference and shall be treated the same as a holder of Common Shares.

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e.	Anti-Dilution. In the event of a stock split, stock dividend, combination, reclassification or the like (the "Corporate Event"), the Board of Directors of the Company shall make appropriate adjustment to the number of Common Shares into which the Preferred Shares shall convert to put the Preferred Shareholder in the same position as if the Preferred Shares were converted into Common Shares immediately before the Corporate Event took place.

4.	Series C Preferred Stock. (Originally designated by a Certificate of Amendment filed on December 6, 2018. Share numbers referenced are as of such date.)

a.	Optional Conversion into Common Stock. Each Preferred Share shall be, at the option of the holder, convertible into I 00;000 shares of Common Stock. Upon conversion of the Preferred Shares, the Subscriber shall also receive 100% warrant coverage with the Warrants (denominated as Class C Warrants) exercisable at $.12 per share through the close of business on September 20, 2023. The Class C Warrants shall have anti-dilution protection in the event of stock splits, stock dividend, combination, reclassification or the like. In such event, the board of directors shall rnake appropriate adjustment to the number of common shares into which the Class C Warrants shall be exercisable to put the Warrant holder in the same position as if the Class C Warrants were exercised into common shares immediately before the Corporate Event (as defined below) took place.

b.	Voting. Each share of Series C Preferred Stock shall have the voting rights equal to two hundred thousand (200,000) shares of Common Stock until converted into Common Stock, except as otherwise required by applicable state law.

c.	Dividends. The Preferred Shares shall have no dividend rights until converted into Common Shares, except as otherwise required by applicable state law.

d.	Liquidation Preference. The Preferred Shares shall have no liquidation preference and shall be treated the same as a holder of Common Shares.

e.	Anti-Dilution. In the event of a stock split, stock dividend, combination, reclassification or the like (the "Corporate .Event"), the Board of Directors of the Company shall make appropriate adjustment to the number of Common Shares into which the Preferred Shares shall convert to put the Preferred Shareholder in the same position as if the Preferred Shares were converted into Common Shares immediately before the Corporate Event took place.

5.	Series B Preferred Stock. (Originally designated by a Certificate of Amendment filed on December 20, 2018.)

a.	Voting. The Class B Preferred Stock shall have no voting rights.

.	b.	Dividends Subject to any limitation imposed by Section 501 of the BCL, the Corporation shall declare and pay dividends, payable in cash out of funds legally available therefor, to the holders of the Class B Preferred Stock, in an aggregate amount equal to 10% of the gross revenue of the Corporation or Advangelists, LLC, a Delaware limited liability company, whichever is higher, for each of its 2019 and 2020 fiscal years (each a "Dividend Year"). Such dividends shall not exceed an aggregate of $1,200,000.00 per Dividend Year. Such dividends shall be determined quarterly during the Dividend Year, based on the gross revenue for each three-month, six-month, nine-month and twelve-month fiscal periods (each a "Fiscal Period") in the Dividend Year. Such quarterly dividend shall not exceed an

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aggregate of (a) $300,000 multiplied by the number of quarters in the Fiscal Period to which the dividend relates, minus (b) the amount of the aggregate dividend previously declared for any of the quarters in such Fiscal Period. The quarterly dividend for a Fiscal Period shall be declared and paid not later than seventy five (75) days following the end of such Fiscal Period (each a "Dividend Payment Date"), payable ratably to the holders of the Class B Preferred Stock of record on the Dividend Payment Date. ln the event the Corporation is limited from declaring and paying any foregoing dividend in accordance with the provisions of the BCL on the applicable Dividend Payment Date, such Dividend Payment Date shall be deemed to be automatically extended until such time that the Corporation is permitted to declare and pay the dividend in compliance with BCL Section 501.

c.	Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Class B Preferred Stock shall be entitled to receive out of the funds and assets legally available therefore, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock or other class of preferred stock ranking junior to the Class B Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the sum of the maximum dividend for both Dividend Years, less the amount of any dividend previously paid.

d.	Termination of C1ass B Preferred Stock. Subject to the dividend payment rights in favor of the holders of the Class B Preferred Stock set forth above, all rights, privileges, preferences, and restrictions of the Class B Preferred Stock shall terminate as of December 31, 2020, and, immediately upon the full payment of the dividends in respect of the Corporation's 2019 and 2020 Dividend Years, the Corporation shall eliminate such class from its authorized capital.

e.	Other than the above-referenced dividend rights, the Class B Preferred Stock shall not confer any rights upon the holders thereof.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

1400 Old Country Road, Suite 302

Westbury, New York 11590

Attention Steven Morse, Esq.

SIXTH: No director of the corporation shall be personally liable to the corporation or its stockholders for damages for any breach of duty in such capacity except where a judgment or other final adjudication adverse to said director establishes: that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that said director personally gained a financial profit or other advantage to which he was not entitled, or the director's acts violated Section 719 of the New York Business Corporation Law.

SEVENTH: Whenever under the provisions of the Business Corporation Law shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the provisions of Section 615 of the Business Corporation Law.

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Pursuant to Sections 807 of the Business Corporation Law, the restatement of the Certificate of Incorporation as set forth herein was authorized by unanimous written consent of the Board of Directors of the Corporation pursuant to Section 708(b) of the Business Corporation Law.

IN WITNESS WHEREOF, the undersigned hereby affirms that statements made herein are true and under penalties of perjury.

Dated: July 03, 2019	/s/ Dean L. Julia
Dean L. Julia, CEO/Secretary

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370

Certificate of Amendment

of

MOBIQUITY TECHNOLOGIES, INC.

Pursuant to Section 805 of the Business Corporation Law

BLU-39
DRAWDOWN

1 CC

STATE OF NEW YORK
DEPARTMENT OF STATE

FILED JUL 15 2019

TAX $ 0
BY:

FILED 2019 JUL 15 PM 11:18

FILED BY:
BLUMBERG*EXCELSIOR* CORPORATE SERVICES, INC.
236 BROADWAY
MENANDS, NY 12204

RECEIVED
2019 JUL 12 PM 12:03

389

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